Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, March 7, 2023

Amsterdam

Brussels

London

Luxemburg

New York

Rotterdam

To the Company:

Re: AerCap Holdings N.V. Form F-3 Registration Statement

We have acted as legal counsel as to Dutch law to the Company in connection with the Registration Statement and the filing thereof with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon a draft of the Registration Statement and pdf copies of the Deed of Issue and the Corporate Documents and we have assumed that the Deed of Issue has been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Registration Statement, the Deed of Issue or the Corporate Documents subsequent to the date of this opinion letter.

All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, the method used for signing is sufficiently reliable;

c.

no internal regulations (reglementen) were adopted by any corporate body of the Company at the time of passing the resolutions recorded in the Resolutions which would affect the validity of such resolutions, and (ii) the 2019 Articles of Association were the Company’s articles of association in force immediately prior to the execution of the Deed of Issue;

d.	the Shares being registered pursuant to the Registration Statement are the Existing Shares;

e.

the issuance of the Existing Shares did not result in the authorisation of the Board of Directors under the Resolutions of the general meeting being exceeded and did not cause the Company’s authorised share capital being exceeded;

f.

the resolutions recorded in the Resolutions were in full force and effect at the date of the Deed of Issue, the factual statements made and the confirmations given in the Resolutions and the Deed of Issue were complete and correct at the date of the Deed of Issue, and the Resolutions correctly reflect the resolutions recorded therein; and

g.

none of the members of the Board of Directors had a direct or indirect personal interest which conflicts with the interest of the Company and the business connected with it in respect of any of the resolutions recorded in the Board Resolution or the matters contemplated thereby.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated and is validly existing as a naamloze vennootschap.

Existing Shares

2.	The Existing Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.

Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.

Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der

Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the 2019 Articles, we have no reason to believe that, by entering into the Deed of Issue, the Company transgressed the description of the objects contained in the 2019 Articles. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company were served by entering into the Deed of Issue since this is a matter of fact.

C.

Pursuant to Section 2:98c DCC a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Deed of Issue, we have no reason to believe that the Company or its subsidiaries violated Section 2:98c DCC in connection with the issue of the Existing Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.

the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.

the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.

The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“2019 Articles”	The Articles of Association as they read immediately after the execution of the 2019 Deed of Amendment.

“2019 Deed of Amendment”	The deed of amendment to the Articles of Association, dated April 24, 2019.

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Board of Directors”	The Company’s board of directors (bestuur).

“Board Resolution”	The (resolutions described in the) minutes of a meeting of the Board of Directors held on March 9, 2021, relating to the issuance of the Registered Shares.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	AerCap Holdings N.V., a public company with limited liability (naamloze vennootschap) registered with the Commercial Register under file number 34251954.

“Corporate Documents”	The Deed of Incorporation, the 2019 Articles, the 2019 Deed of Amendment, the Articles of Association and the Resolutions.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting), dated July 10, 2006.

“Deed of Issue”	The deed of issue of the Existing Shares among GE Capital US Holdings, Inc., General Electric Company and the Company, dated November 1, 2021.

“Existing Shares”	111,500,000 Shares issued pursuant the Deed of Issue and being registered under the Registration Statement.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“NautaDutilh”	NautaDutilh N.V.

“Registration Statement”	The Company’s registration statement on Form F-3 filed or to be filed with the SEC on March 7, 2023, supplemented by the prospectus supplement filed or to be filed with the SEC, on or about the date of this opinion letter, in the form reviewed by us.

“Resolutions”	The (resolutions described in the) minutes of a meeting of the Company’s annual general meeting resolution held on May 12, 2021, together with the convening notice of and explanatory notes to such meeting, relating to the authorization of the Board of Directors to issue Shares and exclude pre-emptive rights, and the Board Resolution.

“SEC”	The United States Securities and Exchange Commission.

“Shares”	Shares in the Company’s capital, with a nominal value of EUR 0.01 each.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.